Exhibit 10.16

17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410

December 22, 2011

Ms. Gail L. Babitt
______________________
______________________

Re:           AnythingIT Inc. (the “Company”)

Dear Gail:

This letter will serve to confirm our agreement with respect to your engagement today as the Company’s Chief Financial Officer.  Following are the terms and conditions of your employment with the Company to which we have agreed:

1.           Position:  Chief Financial Officer.

2.           Commencement date:  January 2, 2012.

3.           Cash compensation:  $2,500 per week, together with an hourly rate of $100 per hour for all hours in excess of 25 hours per week.  The cash compensation will be payable to you in accordance with the Company’s normal compensation policies.

4.           Equity compensation:  The Company hereby makes the following grants to you under its 2010 Equity Compensation Plan (the “Plan”):

a.           1,000,000 shares of the Company’s restricted common stock, valued at $0.12 per share being the current fair market value of the Company’s common stock as reported on the OTC Bulletin Board (the “Restricted Stock Award”), vesting as follows:

i.           250,000 shares vest as of today’s date;
ii.          250,000 shares vest on April 1, 2012;
iii.         250,000 shares vest on July 1, 2012; and
iv.         250,000 shares vest on October 1, 2012.

The tranches set forth in subparagraphs (a) ii., (a) iii., and (a) iv. of this Paragraph 4 are subject to your continued employment with the Company on each of those dates.  In the event you are no longer employed by the Company, such tranche(s) will not vest.

b.           Incentive stock options to purchase an aggregate of 1,650,000 shares of the Company’s common stock at an exercise price of $0.12 (the “Options”), vesting as follows:

i.	options to purchase 550,000 shares vest as of today’s date;
ii.	options to purchase an additional 550,000 shares vest on December 22, 2012; and
iii.	options to purchase the remaining 550,000 shares vest on December 22, 2013.

Once vested, the Option is immediately exercisable for a period of five (5) years terminating at 5:00 p.m., New York time on the fifth anniversary of the vesting date. The tranches set forth in subparagraphs (b) ii., (b) iii., and (b) iv. of this Paragraph 4 are subject to your continued employment with the Company on each of those dates.  In the event you are no longer employed by the Company, such tranche(s) will not vest.

All other terms and conditions of the grants of the Restricted Stock Grant and the Options are governed by the terms of the Plan, a copy of which will be provided to you.

5.           Benefits.  You will be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, discretionary bonuses, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

6.           Reimbursement.  During your employment, you will be entitled to receive proper reimbursement for all pre-approved reasonable, out of-pocket expenses incurred by you (in accordance with the policies and procedures established by the Company) in performing services to us, provided that you properly account therefore, for travel and entertainment and continued education and classes to maintain your various certifications.

To confirm your agreement to the foregoing, please execute this letter agreement in the space provide below.

Sincerely,

/s/ David Bernstein
David Bernstein
Chief Executive Officer

The foregoing is acknowledge and
agreed to as of the 22nd day of December, 2011.

/s/ Gail L. Babitt
Gail L. Babitt